Exhibit 22
                           TANDY CORPORATION

                              SUBSIDIARIES


    The largest subsidiaries of the Company are:

                                           State of Incorporation
                                           ______________________

    Tandy Credit Corporation                      Delaware

    Technology Properties, Inc.                   Delaware

    Trans World Electronics, Inc.                   Texas


    All of the subsidiaries of Tandy Corporation are included in the Company's consolidated financial statements. All other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.
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